Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-46155) pertaining to the Long-Term Incentive Plan of Gulf Island Fabrication, Inc.,
(2)	Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan of Gulf Island Fabrication, Inc., and
(3)	Registration Statement (Form S-3 No. 333-144672) of Gulf Island Fabrication, Inc.

of our report dated February 28, 2008, with respect to the consolidated financial statements of Gulf Island Fabrication, Inc. and our report dated February 28, 2008 with respect to the effectiveness of internal control over financial reporting of Gulf Island Fabrication, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    Ernst & Young LLP

New Orleans, Louisiana

February 28, 2008